Exhibit 10.10

Fenyang Xinghua Haokoufu Wine Industry

Dealer Agreement

Agreement number: HKJX202211

Distributor: Fenyang Huaxin Wine Industry Development Co., Ltd.

Signing date: 2022-8-15

White wine sales supply agreement

Party A: Fenyang Xinghua Haokoufu Wine Industry Flagship Store

Party B: Fenyang Huaxin Wine Industry Development Co., Ltd.

In line with the principles of equality and mutual benefit, resource sharing and common development, and in accordance with the “Contract Law of the People’s Republic of China” and other relevant laws and regulations, both parties, on the basis of the principles of equality, voluntariness, honesty and credit, have negotiated amicably. The following agreement has been reached on the cooperation between Party A and Party B in providing bulk wine:

Article 1 Product to sell

1. Specification, product name, unit price, quantity, amount:

Note: The price of the products in this contract shall be negotiated by Party B when purchasing, and the tax rate shall be borne by Party A.

2. Party A provides the above wine samples for Party B. After Party B has appraised the taste, both parties will seal the samples together. Party A must ensure that the goods are available for Party B to pick up at any time.

Article 2 Contract period

1. This contract is valid for one year from August 16, 2022 to August 15, 2023.

2. When the term of this contract expires, both parties can renew the contract through negotiation, but they shall notify the other party in writing 30 days in advance.

Article 3 Payment and stocking

1. Party B shall remit 20% of the total payment for the batch of reserved products to Party A’s account as advance payment when placing an order;

2. Within 3 days of receiving the advance payment from Party B, Party A shall, according to the taste of both parties’ sealed samples and the quality standard of GB/T 10781.2-2006 fragrance-type white wine, complete the blending of the wine body required by Party B in this contract with good quality and quantity. Sealed up in Party A’s warehouse;

3. Party B shall prepare 10 lockable jars of one ton specification for storing its own reserve wine. When the total amount of wine extracted by Party B reaches 100 tons, the pottery jar shall be repurchased by Party A at the original purchase price, and the ownership of the pottery jar shall belong to Party A, but during the period of cooperation between the two parties, the right to use it shall still belong to Party B;

4. Party A is responsible for providing qualified warehouse, management and service for all products of Party B free of charge;

5. When the following circumstances are met, Party B shall settle the payment to Party A (that is, 20% of the deposit shall be deducted, and it shall be calculated according to 80% of the total payment of the batch);

5.1 Party B shall take delivery of each batch of products specified in Article 1 of this contract;

5.2 In addition to the products in 5.1, when the total weight of other single varieties delivered by Party B reaches 1 ton;

5.3 For the products mentioned in Article 5.2 of Party B, if the cumulative monthly delivery volume of a single product does not reach 1 ton, both parties shall also reconcile and settle the delivery amount of Party B in the previous natural month before the 7th of the following month;

5.4 Party B shall settle the balance of the delivered goods after checking the above accounts of both parties and after receiving the special VAT invoice issued by Party A (including the payment for household goods received in Article 5.1 of this contract).

6. Party B shall remit the payment to the following designated account of Party A:

Account Name: Industrial and Commercial Bank of China

Bank Account: Ren Meijuan

Account number: 6222 0805 0900 0075 769

7. If the contract expires and the contract is not renewed, or the cooperation is interrupted during the contract period, Party B shall purchase the pre-ordered but not delivered of products specified in Article 1 of this contract.

Article 4 Delivery method

1. Party B or its consignor will pick up the goods on their own. Party B shall bear the transportation means, containers, expenses, and safety risks on the way.

2. According to the needs of Party B, Party A is responsible for the repackaging of containers for Party B (if the repackaging of small containers under 20 catties is required, the labor cost shall be determined by the two parties after further negotiation), loading and unloading vehicles, handling procedures for delivery and delivery, etc. Delivery provides necessary cooperation and other conveniences.

3. When each batch of products leaves the factory, Party A should provide the quality inspection report of each factory product (including the inspection report and internal quality inspection report of the third-party quality inspection agency recognized by the state), and the accompanying order for alcohol circulation. Party B.

4. Each single product is submitted for inspection once a year, and the fees of the third-party inspection agency shall be borne by Party B. When Party B picks up 25 tons of a single product, the external inspection fee paid by Party B shall be borne by Party A.

Article 5 Product quality

1. Party A guarantees that the products sold in this contract must be consistent with the samples sealed by Party B, and no other ingredients that are not allowed to be added by national regulations shall be added.

2. All products provided by Party A shall meet the quality standards of GB/T 10781.2-2006 fragrant liquor, and meet the quality grade and alcohol content requirements of Party B’s sealed samples.

3. Party A is responsible for the quality of the products provided, and assumes all responsibilities arising from quality problems, including but not limited to legal and economic responsibilities.

4. If there is any return or exchange due to product quality problems or inconsistency with Party B’s requirements, Party A shall bear the cost of return and exchange.

5. If it is due to Party B’s reasons, after negotiating with Party A and obtaining consent, the return and replacement costs shall be borne by Party B.

6. The taste of the product is subject to the sealing sample. Party A guarantees that the taste of the wine body meets the sealing sample standard. If the taste deviation is large and caused by Party A, Party A shall bear the corresponding liability for damages.

7. If Party B causes the deviation of product taste, Party A shall not be held responsible.

Article 6 Product Inspection

1. Party B has the right to designate the person who accepts the goods to inspect the products at the production place or other relevant areas of Party A’s goods.

2. If Party A’s products are defective or fail to meet the quality and taste requirements, Party B may cancel or suspend the order.

Article 7 Confidentiality clause

1. Party A confirms that all information about Party B’s price, quality, business model and other information are Party B’s business secrets, and guarantees and declares that it will not use any information related to Party B’s business during the contract period or at any time after termination. information for any other business purpose.

2. Party A warrants and ensures that all employees who have been informed of the above information will not disclose the above information to anyone without the prior written consent of Party B.

Article 8 Integrity Agreement

Both parties shall strictly abide by the principles of integrity and fairness, truly protect each other’s common interests, and resolutely prevent Party B from seeking benefits from Party A in the process of signing or performing the contract, as well as any rebates, Gifts, gifts, shopping cards (coupons), securities and other property or other benefits, as well as banquets, welcomes, or offers of travel, entertainment, fitness, medical treatment that may affect Party B’s fair choice, damage the interests or image of Party B’s company , gambling, pornography and other services. If there is any violation, Party A and the participants of Party B are willing to bear the compensatory liability for the losses caused thereby.

Article 9 Force majeure

During the execution of this contract, if the contract cannot be performed due to force majeure factors, both parties shall negotiate and deal with it in a timely manner in accordance with relevant laws and regulations.

Article 10 Termination of contract

1. In the following circumstances, Party B may terminate the contract and claim damages from Party A. Party A shall refund Party B’s advance payment for undelivered goods within seven working days after Party B rescinds the contract, and both parties settle the payment and compensate Party B for losses.

(1) During the validity period of the contract, if Party A is unable to provide Party B with products that meet the relevant national standards and Party B’s taste standard for sealing samples, for more than 30 days, when Party B considers that its operation has been seriously affected;

(2) Due to product quality problems (including but not limited to products provided by Party A that do not meet the wine body requirements agreed upon by both parties, etc.), Party A has not been able to properly resolve them, and when the time exceeds 30 days, Party B considers that its operation has been seriously affected;

(3) Party A cannot provide inspection reports for a long time. It takes more than 30 days from the first delivery of the goods by Party B;

(4) Party A is unable to provide invoices to Party B for a long time. It takes more than two months from when Party A receives the first payment from Party B, or when the invoice should be issued for more than 300,000 yuan.

2. In cases other than those in point 1 of Article 10, neither party may change or terminate the contract without negotiation. If it is really necessary to change or cancel, the other party shall be notified in writing 30 days in advance.

Article 11 Others

1. Party A shall provide Party B with the following photocopies affixed with Party A’s red official seal as attachments to this contract: business license, organization code certificate, tax registration certificate (such as three certificates in one, use a new certificate), account opening permit , liquor wholesale license, liquor circulation record registration form, food production license, national industrial product production license, etc.

2. The annexes to this contract and the relevant written terms that have been clearly agreed by both parties have the same legal effect as this contract.

3. For matters not covered in this contract, a written supplementary agreement can be signed by both parties through negotiation. The supplementary agreement and this contract have the same legal effect.

4. Disputes arising from the performance of this contract by both parties shall be resolved through negotiation. If the negotiation fails, both parties have the right to file a lawsuit in the local people’s court.

5. This contract takes effect after both parties sign and seal it. It is in two copies, each party holds one copy, and has the same legal effect.

Party A’s representative (signature and seal)	Party B’s representative (signature and seal)

Address:	Address:

Date: 2022.8.15	Date: 2022.8.15